AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000
                                              Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                          LEISUREPLANET HOLDINGS, LTD.
             (Exact name of registrant as specified in its charter)

               Bermuda                                                                      Not Applicable
   (State or other jurisdiction of                                                         (I.R.S. Employer
    incorporation or organization)                                                       Identification No.)

           Clarendon House                          Clive Kabatznik                           Copy to:
            Church Street                              President                       Henry I. Rothman, Esq.
            Hamilton HM CX                First South Africa Management Corp.     Parker Chapin Flattau & Klimpl,
               Bermuda                     1348 Washington Avenue, Suite 155                    LLP
            (441) 295-1422                       Miami, Florida 33139               1211 Avenue of the Americas
  (Address, including zip code, and                 (305) 857-5009                    New York, New York 10036
   telephone number, including area     (Name, address, including zip code, and         Tel: (212) 704-6000
   code, of registrant's principal                     telephone                        Fax: (212) 704-6288
          executive offices)           number, including area code, of agent for
                                                       service)



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|__________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


--------------------------------------------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------

   TITLE OF EACH CLASS OF     AMOUNT TO BE   PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED         PRICE PER SHARE          OFFERING PRICE       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock par
value $.01 per share            1,379,310           $10.09375(1)           $13,922,410.31           $3,675.52
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock par
value $.01 per share             135,000(2)           $6.00                   $810,000                $213.84
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock par
value $.01 per share             800,000(3)            $6.00                 $4,800,000             $1,267.20
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock par
value $.01 per share             720,000(2)             $.01                   $7,200                 $1.90
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock par
value $.01 per share             120,620           $10.09375(1)            $1,217,508.13            $321.42
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock par
value $.01 per share              11,617            $10.09375(1)             $117,259.09             $30.96
--------------------------------------------------------------------------------------------------------------------
Total
                                                                           $20,874,377.53           $5,510.84
----------------------------- -------------- --------------------------- -------------------- ----------------------

------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended; based on the average bid and ask prices on the Nasdaq National Market on January 25, 2000.

(2)      Issuable upon exercise of certain warrants.

(3) Issuable upon exercise of certain unit purchase options and securities underlying such unit purchase options.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION DATED JANUARY 28, 2000
PROSPECTUS
--------------------------------------------------------------------------------

                        3,166,547 Shares of Common Stock
                           (par value $.01 per share)

                          LEISUREPLANET HOLDINGS, LTD.

--------------------------------------------------------------------------------


         The shareholders of Leisureplanet Holdings, Ltd. listed on page 19 of this Prospectus are offering to sell under this Prospectus up to an aggregate of 3,166,547 shares of our common stock. We issued 1,379,310 shares of our common stock to one of the selling shareholders in a private placement under a purchase agreement in December 1999. Another 135,000 shares of our common stock are issuable upon exercise of a warrant which we issued as a placement fee in connection with a private placement of debentures in 1997. An aggregate of another 800,000 shares of our common stock are issuable upon exercise of certain unit purchase options and class A and class B warrants underlying such unit purchase options. The unit purchase options were issued to the underwriter of our initial public offering in January 1996. Another 720,000 shares of our common stock are issuable upon exercise of another warrant issued to one of our co-branding partners in June 1999. The remaining 132,237 shares of our common stock may be offered by an escrow agent pursuant to escrow agreements between us, the escrow agent and various former shareholders of certain of our lifestyle products companies.

         The selling shareholders may offer their shares from time to time on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

         The selling shareholders will receive all net proceeds from the sale of the shares. We will not receive any of the proceeds from the sale of the shares being sold under this Prospectus. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, and fees and expenses of counsel or other advisers, if any, to the selling shareholders, all of which will be paid by the selling shareholders.

         Our common stock is traded on The Nasdaq National Market under the symbol LPHL. On January 25, 2000, the closing price of our common stock on such market was $10.1875 per share.

         Our principal executive offices are located at Clarendon House, Church Street, Hamilton HM CX Bermuda, and our telephone number at such location is
(441) 295-1422.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION
            "INVESTMENT CONSIDERATIONS" ON PAGE 4 OF THIS PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                             ----------------------

               The date of this Prospectus is __________ __, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION ABOUT US...................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................3
RISK FACTORS...................................................................4
USE OF PROCEEDS...............................................................18
DIVIDEND POLICY...............................................................18
SELLING SHAREHOLDERS .........................................................18
DESCRIPTION OF SECURITIES.....................................................20
PLAN OF DISTRIBUTION .........................................................27
LEGAL MATTERS.................................................................28
EXPERTS ......................................................................28

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register shares of our common stock. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of that registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC's web site.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          1.   Annual Report on Form 10-K for the fiscal year ended June 30,
               1999;
          2. Quarterly Reports on Form 10-Q for the period ended September 30, 1999;
          3. The description of our common stock contained in the Registration Statement on Form 8-A, which was filed with the SEC on January 1, 1996 (File No. 0-24624) as amended on Form 8-A/A (filed on January 16, 1996).

         You may request a copy of these filings, at no cost, by writing or telephoning us at First South Africa Management Corp., 1348 Washington Avenue, Suite 155, Miami, Florida 33139, (305) 857-5009, Attention: Mr. Clive Kabatznik.

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

         SOME OF THE INFORMATION IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXCEPT," "ANTICIPATE," "INTEND," "ESTIMATE," "CONTINUE," "BELIEVE," OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF OUR FUTURE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED IN THIS PROSPECTUS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.

RISKS RELATED TO OUR ONLINE TRAVEL OPERATIONS

OUR ONLINE TRAVEL SERVICES BUSINESS HAS RECEIVED MINIMAL REVENUE, IS NOT PROFITABLE AND WE EXPECT THAT IT WILL CONTINUE TO INCUR SUBSTANTIAL LOSSES.

         Our revenue to date in our online travel services business has been minimal. In addition, our online travel services business incurred net losses of approximately $6.5 million during the period from February 23, 1999 (the date we acquired the business) through June 30, 1999, and has incurred net losses of $7 million thus far in fiscal 2000. We expect our online travel services business to continue to incur substantial losses for the foreseeable future. The principal causes of our losses are likely to continue to be significant brand development costs, marketing and promotion costs and technology and systems development costs. There can be no assurance that our online travel services business will ever achieve significant revenues or profitability, and failure to do so could have a negative effect on our operating results and stock price.

WE RELY ON OUR RELATIONSHIPS WITH LYCOS-BERTELSMANN, YAHOO!, INFOSPACE, NOMADE AND CNN TO DEVELOP OUR BRAND AND INCREASE TRAFFIC TO OUR WEB SITES. A FAILURE OF THESE RELATIONSHIPS TO DELIVER THE EXPECTED TRAFFIC OR A TERMINATION OF THESE RELATIONSHIPS COULD ADVERSELY EFFECT THE VALUE OF YOUR INVESTMENT.

         In order to enhance our brand and increase traffic to our web sites, we entered into co-branding agreements with Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN pursuant to which we operate a co-branded version of the leisureplanet.com web site on their respective sites. During the terms of these agreements, we are obligated to make minimum monthly payments to our partners and, in the case of CNN, to advertise on its networks. The cost of these commitments is expected to exceed $15 million during year 2000. We expect that these substantial financial commitments will cause us to experience increasing operating losses for the foreseeable future. In addition, there can be no assurance that we will achieve sufficient online traffic, travel bookings or commissions that justify our significant fixed financial obligations to Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN, and failure to do so would likely have a material adverse effect on our operating results and stock price. Also, our agreements with Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN do not provide us with renewal rights upon expiration of their respective terms. There can be no assurance that such agreements will be renewed on commercially acceptable terms, or at all.

         Furthermore, our significant investment in our relationships with Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN is based on the continued positive market presence, reputation and anticipated growth of their web sites. Any decline in the significant market presence, business or reputation of any of them or their web sites will reduce the value of these strategic agreements to us.

         Except for our arrangements with Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN, we have no other long-term distribution arrangements with any other service provider on the Internet or commercial online services and accordingly must rely on search engines, directories and other navigational tools to direct traffic to our web sites. There can be no assurance that such cooperation will be available to us on acceptable commercial terms or at all or that such relationships will not already be established with our competitors. If we are unable to maintain satisfactory relationships with Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN, or if we are unable to develop and maintain satisfactory relationships with additional third parties on acceptable commercial terms, or if our competitors are better able to leverage such relationships, our operating results and stock price could be materially adversely affected.

         Our future success depends in part upon our ability to maintain our relationships with Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN. Our agreements with them may be terminated in the event that we fail to make our minimum payments or meet their operating criteria. There can be no assurance that we will be able to meet our significant financial obligations to Lycos-Bertelsmann, Yahoo!, InfoSpace, Nomade and CNN, and termination of these agreements would likely have a material adverse effect on our operating results and stock price.

OUR SUCCESS DEPENDS ON GROWTH OF OUR ONLINE SALES. BECAUSE WE HAVE A LIMITED ONLINE OPERATING HISTORY, WE CANNOT BE SURE THAT OUR ONLINE SALES WILL GROW.

         Our future success is heavily dependent upon growth of the online operations of our online travel subsidiary LPI Limited, which was organized in 1995 and which we have operated since February, 1999. We believe the ability to grow our online operations will depend upon a number of factors, many of which we do not control.
These factors include, among others:

         o Increased market acceptance of e-commerce. While e-commerce has grown rapidly to date, there is no guarantee that this growth will continue or that our business will benefit from this growth.

         o Our success in establishing brand awareness and increasing web site traffic through online and offline marketing, and strategic relationships.

         o Increased customer acceptance of our automated online booking system. Booking travel has traditionally involved intensive human contact, and we do not know if customers will accept our system as a substitute for personal interaction.

         o Increased customer acceptance of our independent hotel inventory.

         o Our ability to provide a fast, easy to use, reliable and secure online shopping experience.

         o Our ability to build customer loyalty and increase the percentage of visitors to our web sites who make travel purchases.

         If we are unable to take advantage of growth in e-commerce, or to successfully meet any of the foregoing challenges, we may not be able to grow our online travel business and our operating results and our stock price would be adversely affected.

OUR OPERATING RESULTS ARE SUBJECT TO QUARTERLY FLUCTUATIONS AND OUR REVENUE IS UNPREDICTABLE. FUTURE FLUCTUATIONS IN OPERATING RESULTS OR REVENUE SHORTFALLS COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

         Because we have a limited operating history in e-commerce and because of the emerging nature of the markets in which we compete, our revenue is highly unpredictable. At the same time, our current and future expense levels are based on our operating plans and are to a large extent fixed. We are unlikely to be able to adjust spending quickly to compensate for any revenue shortfall. As a result, any significant revenue shortfall would have an immediate negative effect on our results of operations and stock price.

         We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which we do not control. Factors that may adversely affect our quarterly operating results include, but are not limited to:

         o our inability to successfully replicate our business model in new destination markets;

         o our inability to develop strong brand recognition, build customer loyalty and attract new and repeat customers;

         o our inability to increase the level of traffic on our web sites;

         o our inability to retain or expand our hotel and airfare supply arrangements or reductions in discounts we receive on these travel services;

         o decreases in commission rates paid by travel suppliers on published rates and fares;

         o the announcement or introduction of lower prices or new travel services and products by our competitors;

         o any deterioration in general economic conditions, such as a global recession, or economic conditions specific to the Internet or travel industry;

         o        seasonal fluctuations in consumer travel spending patterns;

         o slower growth in the level of use of online services and consumer acceptance of the Internet for the purchase of consumer products and services such as those we offer;

         o any inability to upgrade and develop our systems and infrastructure;

         o any inability to retain or to attract qualified personnel in a timely and effective manner;

         o technical difficulties, system downtime or slowdowns in Internet response times;

         o increases in operating expenses or capital expenditures relating to expansion of our business, operations and infrastructure that are not accompanied by increased revenue;

         o difficulties in assimilating the operations and personnel of any acquired business;

         o        adverse government regulation; and

         o events affecting the travel industry such as natural disasters, wars or terrorist attacks.

         For any of the foregoing reasons, or for other reasons we do not presently anticipate, in a future quarter it is possible that our operating results will not meet market expectations, including the expectations of financial analysts. If this occurs, it would have a material adverse effect on our stock price.

WE RELY ON FULFILLMENT PARTNERS IN EACH OF THE COUNTRIES IN WHICH WE OPERATE. ANY LOSS OF FULFILLMENT PARTNERS OR INABILITY TO ESTABLISH FULFILLMENT PARTNERS COULD HARM OUR BUSINESS.

         We require travel fulfillment partners in all the countries in which we operate to provide ticketing on services as well as access to preferable rates. Any inability to attract fulfillment partners with access to competitive fares, or any loss of any of our existing fulfillment partners, or any failure of any of our fulfillment partners to provide quality customer service could have a material adverse effect on our operations and stock price.

CHANGES TO OR CANCELLATIONS OF OUR ARRANGEMENTS WITH HOTELS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         We rely on our relationship with our independent hotels to provide us with hotel room capacity to sell. We do not have any non-cancelable, long-term contracts with any of these hotels. If we are unable to maintain satisfactory relationships with our independent hotels, establish relationships with new independent hotels or if our independent hotels establish similar or more favorable relationships with our competitors, our operations, results of operations and financial conditions could be adversely affected.

WE EXPECT INCREASED OPERATING EXPENSES IN CONNECTION WITH NEW AND EXPANDED SERVICES. IF THESE SERVICES ARE UNSUCCESSFUL OR REVENUE INCREASES ARE SIGNIFICANTLY BELOW EXPENSES, THE VALUE OF YOUR INVESTMENT COULD BE NEGATIVELY AFFECTED.

         We currently intend to:

         o        develop and offer new and expanded travel services;

         o further develop our technology and transaction-processing systems; and

         o        expand our offerings of international travel services.

         Of the approximately $25 million we expect to invest to grow our online business during the next 12 months, we expect to invest approximately $6 million to develop these new and expanded services. We expect that these investments will contribute to net losses for the foreseeable future. To the extent the expenses we incur to fund these activities are not followed by increased revenue, we may be unable to achieve or maintain profitability. In addition, we may incur expenses when we enter new markets or offer new services that significantly exceed the amounts we anticipate. If so, our management, financial and operational resources may be severely strained. Our inability to generate revenue from such expanded services or products sufficient to offset our expenses could be damaging to our business.

DECLINES IN CONSUMER TRAVEL SPENDING COULD HARM OUR OPERATING RESULTS.

         The majority of our online revenue is derived from consumer spending in the travel industry. The travel industry, especially leisure travel, depends on personal discretionary spending levels and suffers during economic downturns and recessions. The travel industry is also highly susceptible to unforeseen events, such as political instability, regional hostilities, terrorism, fuel price escalation, travel-related accidents, natural disasters, unusual weather patterns or travel industry related labor strikes. Any event that results in decreased consumer travel spending would likely have a negative effect on our operating results.

WE MAY NEED MORE FUNDING TO SUPPORT OUR ONLINE OPERATIONS, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

         We require substantial working capital to fund our online business. We currently anticipate that our existing funds and ability to borrow will be sufficient to meet our capital requirements for the foreseeable future. We may, however, be required to raise additional funds if our needs or circumstances change. Additional financing may not be available in sufficient amounts or on favorable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders may be diluted, or our ownership of our online travel services subsidiary, LPI Limited, may be diluted. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock. If we are unable to raise additional financing when necessary, our operations and financial condition will be materially adversely affected.

WE COULD FACE LITIGATION BECAUSE OF OUR WEB PAGE CONTENT, WHICH MIGHT REQUIRE CONSIDERABLE EFFORT AND EXPENSE TO DEFEND AND WHICH MIGHT RESULT IN SIGNIFICANT LIABILITY.

         As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. Such claims have been brought, and sometimes successfully pressed, against other online services. In addition, we do not and cannot practically screen all of the content generated by other web sites that are linked to our web sites, and we could be exposed to liability with respect to such content. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a damaging effect on our reputation, operating, results, financial condition and stock price.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE.

         The market for our services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent product introductions. There can be no assurance that we can successfully identify new product and service opportunities as they arise and develop and bring new products and services to market in a timely manner or that products, services or technologies developed by others will not render our services or technologies noncompetitive, obsolete or less marketable.

WE COULD LOSE MARKET SHARE IF WE DO NOT KEEP UP WITH THE SIGNIFICANT COMPETITION IN THE TRAVEL SERVICES MARKET.

         The online travel services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry. We compete primarily with online travel reservation services such as Travelscape.com, Preview Travel, Expedia Travel and Travelocity, as well as online travel wholesalers such as Cheap Tickets, Hotel Reservation Network, Lowestfare.com and Priceline.com. In addition, and to a lesser extent, we compete with traditional travel agencies, such as American Express Travel Service, Carlson Wagonlit Travel and Uniglobe Travel, individual airlines and hotels selling directly to consumers and consolidators and wholesalers of airline tickets and other travel products such as Global Vacation Group and 800 Travel Systems.

         Some of our current and potential competitors have competitive advantages due to various factors, which include, among others:

         o        greater brand recognition and web site traffic;

         o        longer operating histories;

         o        larger customer bases;

         o        greater financial, marketing and other resources; and

         o ability to obtain travel inventory at greater discounts and on more favorable terms than we can.

         In addition, we may face competitive pressure due to the expansion of current and the creation of new technologies. Announcements of technological innovations, new services, business relationships or acquisitions by our competitors could cause our stock price to decline. Increased competition could reduce our operating margins and profitability, result in loss of market share and diminish our brand recognition, which would materially and adversely affect our business, results of operations and financial condition.

WE MAY NOT ACQUIRE OR MAINTAIN OUR DOMAIN NAME IN ALL OF THE COUNTRIES IN WHICH WE DO BUSINESS, AND WE MAY BE REQUIRED TO EXPEND SIGNIFICANT FUNDS TO PREVENT INFRINGEMENT OF OUR DOMAIN NAME, WHICH COULD INHIBIT OUR ABILITY TO EXPAND OUR BUSINESS INTERNATIONALLY.

         We currently hold the Internet domain name www.leisureplanet.com as well as various other related names. Third parties may acquire domain names that are similar to, infringe or otherwise decrease the value of our domain names, trademarks and other proprietary rights, which may hurt our business. We may be required to expend significant funds in the legal defense of our domain names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain the "leisureplanet" domain name in all of the countries in which we conduct business in the future.

WE MAY NOT BE ABLE TO SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS.

         Our success and ability to compete is dependent in part on the protection of our content for the Internet and the goodwill associated with our trademarks, trade names and trade secrets. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide adequate protection for our original content. In addition, because copyright laws do not prohibit independent development of similar content, there can be no assurance that copyright laws will provide us with any competitive advantage.

         We rely on trade secret and copyright laws to protect our proprietary technologies, primarily the software that we have developed to manage and improve our web sites. There can be no assurance that these laws will provide sufficient protection to us, that others will not develop technologies that are similar or superior to ours, or that third parties will not copy or otherwise obtain and use our technologies without authorization.

         Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or impossible, particularly given the global nature of the Internet and the fact that the laws of other countries may afford us little or no effective protection of our intellectual property.

         In addition, we rely on certain technology licensed from third parties, and may be required to license additional technology in the future, for use in managing our web sites and providing related services to our customers and other users of our web sites. There can be no assurance that these third party technology licenses will be available or will continue to be available to us on acceptable commercial terms or at all. If we are unable to enter into and maintain any of these technology licenses, it could damage our business.

WE DEPEND ON INTERNALLY AND EXTERNALLY DEVELOPED TECHNOLOGY SYSTEMS AND INTERNET CAPACITY TO HANDLE ALL TRAFFIC TO OUR WEB SITES, AND WE COULD BE SUBJECT TO INTERNET CAPACITY CONSTRAINTS. IF OUR SYSTEMS FAIL OR DO NOT PERFORM OPTIMALLY, OUR OPERATIONS AND REVENUE MAY BE NEGATIVELY AFFECTED.

         Our revenue depends on the number of customers who use our web sites to book their travel reservations. Accordingly, the satisfactory performance, reliability and availability of our web sites, transaction processing systems and network infrastructure are critical to our operating results, as well as our ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the loss of data, the unavailability of our web sites or reduced performance of the reservation system would reduce the volume of reservations and the attractiveness of our service offerings, which could have a negative effect on our operating results and stock price.

         We use an internally developed system that supports our web sites and substantially all aspects of transaction processing. We have experienced periodic system interruptions and delays, which we believe will continue to occur from time to time. Any substantial increase in the volume of traffic on our web sites or the number of reservations made by customers will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

         Our systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, sabotage, intentional acts of vandalism, natural disasters and similar events. We currently do not have redundant systems or a disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer reservations.

IF PROVIDERS OF THE THIRD-PARTY SYSTEMS ON WHICH WE RELY DECIDE TO NO LONGER OFFER OR MAINTAIN OUR SERVICES, THE VALUE OF YOUR INVESTMENT MIGHT DECREASE.

         We rely on many third-party computer systems or third-party service providers, including the Worldspan computerized central reservation systems of the airline and hotel industries to satisfy demand for airline tickets and hotel room reservations. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to our business. In the past, these third-party providers have experienced interruptions or failures in their systems or services that have temporarily prevented our customers from accessing, or purchasing certain travel services through our web sites. Any reduction in performance, disruption in Internet or web site access or discontinuation of services provided by any other Internet service provider, or any disruption in our ability to access the Worldspan global distribution system or any other travel reservation systems, could have a negative effect on our operating results and financial condition.

OUR OPERATIONS ARE SUSCEPTIBLE TO SECURITY RISKS.

         Experienced programmers may attempt on occasion to penetrate the security on our web sites. We expect that an attempt may occur from time to time. Because a hacker who is able to penetrate the security on our web sites could misappropriate proprietary information or cause interruptions in our products and services, we may be required to expend significant capital and resources to protect against or to alleviate problems caused by such parties. Additionally, we may not have a timely remedy against a hacker who is able to penetrate the security on our web sites. Such purposeful security breaches could have a material adverse effect on our business, results of operations and financial condition. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability.

         We are seeking to develop or license encryption and authentication technology and software to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers and to prevent unauthorized users to enter our site, obtain and copy proprietary material. We are also seeking to develop or license encryption and authentication technology to prevent authorized users from copying our proprietary content and disseminating it to others. Advances in computer capabilities, discoveries in the field of cryptography and other discoveries, events, or developments could lead to a compromise or breach of the algorithms in any encryption and authentication technology that we develop or license to protect our confidential information and proprietary content. If such a compromise or breach of any encryption authentication technology that we develop or license occurs, it could have a material adverse effect on our business, results of operations and financial condition. We may be required to expend significant capital and resources and engage the services of third parties to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions.

WE ARE SUBJECT TO GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES.

         We are subject to various laws and regulations relating to our business. Few laws or regulations are currently directly applicable to access to the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. Such laws and regulations may cover issues such as:

o         user privacy;
o         pricing;
o         content;
o         copyrights;
o         distribution; and
o         characteristics and quality of products and services.

         In addition, the growth of the Internet and electronic commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues form electronic commerce or otherwise adversely affect our business, financial condition and operating results.

         Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. The most recent session of Congress enacted Internet laws regarding on-line copyright infringement. Although not yet enacted, Congress is considering laws regarding Internet taxation. The European Union recently enacted new privacy regulations. These are all recent enactments, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to electronic commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

         Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend such claims, it could materially adversely affect us.

         Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any such legislation or regulation could materially adversely affect our business, financial condition and operating results.

RISKS RELATING TO OUR OPERATIONS IN SOUTH AFRICA

         Many of our operations are conducted through subsidiaries located in South Africa. For the foreseeable future, we expect to continue to focus many of our efforts in South Africa. Conducting business in South Africa exposes us to certain risks, including:

                  o political risks;
                  o risks related to currency exchange;
                  o economic risks; and
                  o governmental regulatory considerations.

WE ARE SUBJECT TO POLITICAL RISKS IN SOUTH AFRICA.

         The social structure of South Africa was, prior to 1994, governed according to the apartheid system. Racial tensions in South Africa have from time to time resulted in social unrest, strikes, riots and other sporadic localized violence. The apartheid system also resulted in international financial and trade sanctions against South Africa. Although a new interim constitution was adopted and two successful and peaceful national elections have been held in April 1994 and June 1999, we cannot assure you that social unrest, which could range from civil disobedience to civil war, will not occur. Our businesses in South Africa have experienced politically-related work stoppages in the past. Since 1994, however, no disturbance has had a material adverse effect on our business. We cannot assure you of the economic and tax policies which the South African government may pursue. Other developments which could adversely effect the economy of South Africa include:

                  o nationalization;
                  o expropriation;
                  o confiscatory taxation;
                  o currency blockage;
                  o political changes;
                  o government regulation;
                  o strikes;
                  o political or social instability; or
                  o  diplomatic developments.

WE ARE SUBJECT TO RISKS RELATED TO CURRENCY EXCHANGE IN SOUTH AFRICA.

          Currently the vast majority of our revenues are derived from our subsidiaries which do business in South African Rand and most of our revenues are generally received in this currency. Historically, the rate of inflation in South Africa has averaged 10-15% per annum, although this has fallen in recent years. There have also been significant fluctuations in the exchange rate of the South African Rand. South Africa's level of inflation may increase our risk related to currency fluctuation. The U.S. Dollar equivalent of our South African based net assets and results of operations will be adversely affected by reductions in the value of the Rand relative to the U.S. Dollar.

WE ARE SUBJECT TO ECONOMIC RISKS IN SOUTH AFRICA.

         The economy of South Africa may differ unfavorably from the U.S. economy in the following respects:

                  o growth of gross domestic product or gross national product;
                  o rate of inflation;
                  o taxation;
                  o capital reinvestment;
                  o resource self-sufficiency; and
                  o balance of payments position.

         South Africa may be particularly susceptible to changes in the world price of gold and other primary commodities as these represent a majority of South Africa's exports. Any unfavorable aspects of the South African economy may materially adversely affect our financial condition.

WE ARE SUBJECT TO GOVERNMENT REGULATORY CONSIDERATIONS IN SOUTH AFRICA.

         Generally, the Exchange Control Department of the South African Reserve Bank regulates:

                    o    our making of loans to our subsidiaries;
                    o the ability of those subsidiaries to borrow from South African sources; and
                    o the repatriation of dividends, interest and royalties by those subsidiaries.

         In addition, under current South African Exchange Control Regulation, we may be required to obtain the permission of the South African Treasury prior to loaning money to, providing guarantees on behalf of, or providing "financial assistance" to First South African Holdings (Pty.) Ltd., our wholly owned subsidiary. A South African company such as First South African Holdings (Pty.) Ltd., may be permitted a certain level of local borrowing without reference to the exchange control authorities and without prior consent. In addition, the terms of repayment of any such loan and the interest rate, which is generally market-related, will be regulated.

         Certain other regulations impact the remittance of dividends and interest from South Africa, including any potential dividends to us from a South African subsidiary. In practice, the South African Reserve Bank does not restrict the remittance of genuine dividends from income earned by South African companies although approval must be obtained. As a result, there can be no assurance that a South African subsidiary would be permitted to declare and pay a dividend to us.

POSSIBLE ACQUISITIONS OF SOUTH AFRICAN COMPANIES

         South African companies that may be acquired by us are subject to South African GAAP which, in certain instances, may differ from U.S. GAAP. Although we intend to prepare financial statements in accordance with U.S. GAAP, we can provide no assurance that we will be able to do so. Although we are unaware of any South African GAAP requirement that would adversely affect us, there can be no assurance that our financial condition or our ability to consummate future acquisitions will not be adversely affected by differences between South African GAAP and U.S. GAAP.

POSSIBLE FLUCTUATION IN OPERATING RESULTS

         There can be no assurance that our South African operating subsidiaries will continue to operate profitably, or that prior trends will be indicative of future results of operations. Future results of operations may fluctuate significantly based upon factors such as increases in competition, losses incurred by new businesses that may be acquired in the future, currency fluctuations, political changes, macroeconomic factors, the continued availability of new materials and other circumstances that may not be reasonably foreseeable at this time.

COMPETITION

         We compete with a number of companies, from South Africa and from other countries, offering similar products and services, some of whom may have substantially greater financial, management, technical and other resources than us. As a result of South Africa's recent political transformation, some South African businesses may be adversely affected by increased competition from foreign firms doing business in South Africa. In addition, South Africa has historically imposed significant tariffs against a number of industrial products. To the extent tariffs are reduced or removed to comply with international treaty requirements or otherwise, we would face much greater pressure from globally competitive firms. We cannot assure you that we will compete effectively with other companies or that other companies will not develop products which are superior to ours or which achieve greater market penetration. In addition, we may experience competition from other companies seeking to identify and consummate acquisitions of South African companies. Such competition may result in the loss of an acquisition candidate or an increase in the price we would be required to pay for any such acquisition.

LABOR RELATIONS

         A significant number of South Africa's workers belong to either registered or unregistered trade unions, and most of the major industries are unionized. A number of the trade unions have close links to various political parties. In the past, trade unions have had a significant influence in South Africa as vehicles for social and political reform as well as the collective bargaining process. It is uncertain whether labor disruptions will be used to advocate political causes in the future. Significant labor disruptions could have a material adverse effect on our financial condition.

         South Africa has also recently enacted a new Labor Relations Act. This Act entrenches the rights of employees to belong to trade unions and the rights of representative trade unions to have access to the workplace. The right to strike is guaranteed, as is the right to participate in strikes, in certain circumstances. The right to picket has also been entrenched. This Act recognizes the rights of employers to belong to employers' associations. Importantly, the Act envisages an increased role for employees in the decision making of companies by providing, where a majority trade union so requests, for the establishment of workplace forums to represent the interests of employees where a company employs more than 100 employees. The range of issues on which the workplace forum must be consulted include:

                    o    restructuring of the workplace;
                    o    partial or total plant closures;
                    o mergers and transfers of ownership insofar as these affect employees; and
                    o    retrenchments.

         The implementation of the Labor Relations Act's provisions may have a material adverse effect on our cost of labor and consequently on our financial condition. New legislation is currently being proposed regarding minimum conditions of labor. If enacted, this legislation is expected to increase South African labor costs.

GENERAL RISKS RELATED TO THE COMPANY

DEPENDENCE ON KEY PERSONNEL

         Our success depends upon the continued contributions of our executive officers, some of whom are also our principal shareholders, and the continued contributions of the management of our subsidiaries. Our business could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to us by our executive officers or the executive officers of our subsidiaries.

CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS; POSSIBLE DEPRESSIVE EFFECT ON THE PRICE OF OUR SECURITIES

         Our founders and certain other shareholders own 796,589 shares of our Class B common stock, representing approximately 13.51% of our outstanding capital stock and approximately 43.85% of the total voting power (assuming no conversion of the outstanding debentures and the increasing rate debentures and no exercise of the other outstanding warrants and options) and are able to elect all of the our directors and otherwise control our operations. Furthermore, the disproportionate vote afforded the Class B common stock could also serve to impede or prevent a change of control. As a result, potential acquirees may be discouraged from seeking to acquire control through the purchase of our common stock, which could have a depressive effect on the price of our securities and will make it less likely that shareholders receive a premium for their shares as a result of any such attempt.

DIVIDENDS UNLIKELY

         We have not paid any cash dividends and do not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.

SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

         Future sales of common stock by existing shareholders pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise, including with respect to our outstanding redeemable Class A warrants and redeemable Class B warrants, or the possibility of such sales in the public market, could have a material adverse effect on the market price of our common stock. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount not to exceed the greater of one percent of our issued and outstanding common stock, or the average weekly trading volume of our common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of us and who has satisfied a two-year holding period.

 POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

         Our Memorandum of Association authorizes the issuance of 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, but subject to applicable government regulatory restrictions, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. Although we have no present intention to issue any shares of our preferred stock, we cannot assure we will do so in the future.

LIMITED RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW AND BYE-LAWS

         Our corporate affairs are governed by our Memorandum of Association and bye-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. Our bye-laws limit the right of security holders to bring an action against our officers and directors. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if we were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of our shares of common stock may be more limited in their ability to protect their interests in us. In addition, there is uncertainty whether the courts of Bermuda would enforce judgments of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

YEAR 2000 RISKS MAY HARM OUR BUSINESS

         Although we have developed internal proprietary software that is Year 2000 compliant, can operate on a stand-alone basis and does not rely on technology supplied by third parties, there can be no assurance that discovered Year 2000 problems will not occur in the hardware, software or equipment of our customers that will require substantial revision.

         In addition, there can be no assurance that governmental agencies, utility companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control such as a transportation systems, telecommunications or electrical failure. Any of these failures could also prevent us from delivering our system to our customers, which would have a material adverse effect on our business, results of operations and financial condition.

                                 USE OF PROCEEDS

         The selling shareholders are selling all of the shares covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of the shares. We may receive proceeds from the exercise of the various warrants and unit purchase options. We will use the net proceeds for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, and fees and expenses of counsel or other advisers, if any, to the selling shareholders, all of which will be paid by the selling shareholders.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                              SELLING SHAREHOLDERS

         This Prospectus covers 3,166,547 shares of our common stock. We issued 1,379,310 of the shares of common stock covered by this Prospectus to UBS AG under the terms of a Purchase Agreement dated December 22, 1999 between UBS AG, UBS Capital (Jersey) Ltd. and us. Another 135,000 shares of our common stock are issuable upon exercise of a warrant which we issued to Value Investing Partners, Inc. as a placement fee in connection with a private placement of debentures in 1997. An aggregate of another 800,000 shares of our common stock are issuable upon exercise of certain unit purchase options and class A and class B warrants underlying such unit purchase options. The unit purchase options were issued to the DH Blair Investment Banking Corp. for services as the underwriter of our initial public offering in January 1996. DH Blair has assigned some of these unit purchase options to various persons. Another 720,000 shares of our common stock are issuable upon exercise of another warrant issued to InfoSpace.com, Inc. in June 1999 as compensation for acting as one of our co-branding partners.

         The remaining 132,237 shares of our common stock may be offered by American Stock Transfer & Trust Company, as escrow agent, pursuant to two separate escrow agreements between us, the escrow agent and certain former shareholders of two of our lifestyle products companies, Gull Foods and Fifers Bakery. These shareholders are residents of South Africa and are prohibited by South African law from holding shares in a foreign company. Therefore, they own shares in our South African subsidiary, First South African Holding (Pty.) Ltd. In the event they tender their shares in our First South African subsidiary to the escrow agent, the escrow agent will sell a like number of shares of our common stock and deliver the proceeds of such sale to the tendering shareholder. The shares of our South African subsidiary will be issued as follows:

                                                                  Shares
                                                                  ------

         The Allen Vivian James Family Trust                       54,279
         The Ian Stuart Store Family Trust                         42,217
         The Marlys Francis Store Family Trust                     12,062
         The Douglas John Varkevisser Family Trust                 12,062
         Charles Edwin Brown Hind                                  11,617
                                                                   ------

         Total                                                    132,237
                                                                  =======

         The following table lists certain information regarding the selling shareholders' ownership of shares of our common stock as of January 28, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling shareholders may change from time to time.


                                                                                    Shares of Common Stock Owned
                                                                                         after Offering (1)
                                                                                 -----------------------------------
                                            Shares of
                                          Common Stock           Shares
                                         Owned Prior to        Registered
                                            Offering             Hereby              Number            Percent
                                         ----------------   -----------------    ----------------  -----------------
UBS AG                                      1,379,310            1,379,310             0               0.00%
Value Investing Partners, Inc.                135,000(2)           135,000             0               0.00%
DH Blair Investment Banking Corp.             800,000(3)           800,000             0               0.00%
  and assignees
InfoSpace.com, Inc.                           720,000(2)           720,000             0               0.00%
American Stock Tranfer & Trust                  0                  132,237             0               0.00%
  Company                                   ---------            ---------          ---------         ---------

   Total                                    3,034,310            3,166,547             0               0.00%
                                            =========            =========            =====            =====

-----------------

(1)      Assumes that all of the shares of common stock offered hereby are sold.
(2)      Represents shares issuable upon exercise of a warrant.
(3) Represent shares issuable upon exercise of a unit purchase option and shares issuable upon exercise of securities underlying such unit purchase option.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of an aggregate of 23,000,000 shares of common stock, par value $.01 per share, 2,000,000 shares of Class B common stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 946,589 shares of our Class B common stock are outstanding. The following statements describe the material provisions of the securities being registered hereby and certain other of our securities. See "Anti-Takeover Protections" and "Differences in Corporate Law" for a description of the Company's Memorandum of Association, bye-laws and The Companies Act 1981 of Bermuda, regarding anti-takeover provisions and related matters affecting us. Such statements and disclosure do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and bye-laws which are exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Holders of our common stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to our net assets upon liquidation. Holders of our common stock do not have preemptive rights to purchase additional shares of our common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from legally available sources as determined by the Board of Directors, subject to any preferential dividend rights of our preferred stock. Upon our dissolution or liquidation, whether voluntary or involuntary, holders of our common stock are entitled to receive our assets available for distribution to the shareholders, subject to the preferential rights of our preferred stock. All of the shares of our common stock offered hereby are validly authorized and issued, fully paid and non-assessable.

CLASS B COMMON STOCK

         Our Class B common stock and our common stock are substantially identical on a share-for-share basis, except that the holders of our Class B common stock have five votes per share on each matter considered by shareholders, and the holders of our common stock have one vote per share on each matter considered by shareholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by The Companies Act 1981 of Bermuda.

         Each share of our Class B common stock is automatically converted into one share of common stock upon:

          o the death of the original holder, or, if such shares are subject to a shareholders agreement or voting trust granting the power to vote such shares to another original holder of our Class B common stock, then upon the death of such other original holder; or

          o the sale or transfer to any person other than the following transferees:

               o    the spouse of a holder of Class B common stock;

               o any lineal descendants of a holder of Class B common stock, including adopted children;

               o a trust for the sole benefit of a Class B common shareholder's lineal descendants, including adopted children;

               o a partnership made up exclusively of Class B common shareholders and their lineal descendants, including adopted children or a corporation wholly-owned by a holder of Class B common stock and their lineal descendants; and

               o    any other holder of Class B common stock.

         The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our shareholders other than the holders of Class B common stock. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B common stock, and if shareholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of preferred stock. The Board of Directors has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption, including sinking fund provisions, and liquidation preferences, without further vote or action by the shareholders. Issuing shares of preferred stock with voting rights could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of another class or series with voting rights. If the Board of Directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences over the common stock and other series of preferred stock with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

ANTI-TAKEOVER PROTECTIONS

         The voting provisions of our common stock and Class B common stock and the broad discretion conferred upon our Board of Directors with respect to the issuance of series of preferred stock, including with respect to voting rights, could substantially impede the ability of one or more shareholders acquiring sufficient influence over the election of directors and other matters to effect a change in control or management, and our Board of Directors' ability to issue preferred stock could also be utilized to change our economic and control structure. Those provisions, together with certain other provisions of our bye-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his, her or its best interest, including attempts that might result in a premium over the market price for our common stock.

         Our bye-laws establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by us not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated and concerning the shareholder submitting the proposal.

DIFFERENCES IN CORPORATE LAW

         The Companies Act 1981 of Bermuda differs in material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of significant provisions of The Companies Act, including any modifications adopted pursuant to our bye-laws, applicable to us, which differ in general material respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

         Interested Directors. Our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, no such transaction would be voidable if:

         o the material facts as to such interested directors' relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

         o such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders; or

         o the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

         Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

         Merger and Similar Arrangements. We may merge with another Bermuda exempted company or a company incorporated outside Bermuda and carry on business within the objects of our Memorandum of Association. See "Description of Securities _ Certain Provisions of Bermuda Law." In the event of a merger, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove a merger absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder, as determined by a court or by agreement of the corporation and the shareholder, in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law does not provide shareholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration:

         o        in exchange for the assets of the business to be acquired;

         o in exchange for the outstanding stock of the corporation to be acquired; or

         o in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

Under Bermuda law, our shareholders have the right to vote on:

         o        any compromise or arrangement between us and our shareholders;

         o a take-over scheme for 100% of our shares enabling the compulsory acquisition of a 10% minority interest;

         o        a merger; and

         o        our discontinuance in Bermuda.

         Takeover. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

         Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the right of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association and bye-laws. Our bye-laws limit the right of securityholders to bring an action against our officers and directors. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys fees incurred in connection with such action. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

         Indemnification of Directors. We may indemnify our directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

         Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association, including its objects and powers, and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of our share capital. The shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

BERMUDA TAX CONSIDERATIONS

         The following describes a summary of some of the material anticipated tax consequences of an investment in our common stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult its own tax advisors regarding the tax consequences of an investment in our common stock. The discussion is based upon laws and relevant interpretation of current laws in effect, all of which are subject to change.

BERMUDA TAXATION

         Currently, there is no Bermuda:

         o        income tax;
         o        corporation or profits tax;
         o        withholding tax;
         o        capital gains tax;
         o        capital transfer tax;
         o        estate duty; or
         o        inheritance tax
payable by us or our shareholders other than those who are ordinarily resident in Bermuda. We are not subject to stamp or other similar duty on the issue, transfer or redemption of our common stock.

         We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act that, if there is enacted in Bermuda any legislation imposing tax on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to us or any of our operations, or to our shares or our other obligations until March 28, 2016. No reciprocal tax treaty affecting us exists between Bermuda and the U.S.

         As an exempted company, we are liable to pay in Bermuda a registration fee based upon our authorized share capital and the premium on our issued shares at a rate not more than $25,000 per year.

CERTAIN PROVISIONS OF BERMUDA LAW

         In a September 1, 1995 letter to our Bermuda counsel, the Bermuda Monetary Authority approved our application for "non-resident" status in Bermuda for exchange control purposes.

         The transfer of securities between persons regarded as resident outside Bermuda for exchange control purposes and the issue of securities after the completion of the issuance of the shares to such persons may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of securities involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

         Consequently, owners of our common stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common stock, other than in respect of local Bermuda currency.

         In accordance with Bermuda law, security certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity, for example as a trustee, certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

         We will take no notice of any trust applicable to any of our securities whether or not we had notice of such trust. Specifically, we have no obligation under Bermuda law to ensure that a trustee who is holding our shares subject to a trust is properly carrying out the terms of such trust.

         As an "exempted company", we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company, we may not participate in certain business transactions including:

         o the acquisition or holding of land in Bermuda, except as required for our business and held by way of lease or tenancy for terms of not more than 50 years;

         o the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or

         o the carrying on of business of any kind in Bermuda other than with persons outside Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

                              PLAN OF DISTRIBUTION

         The selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this Prospectus.

         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If the selling shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, and fees and expenses of counsel or other advisers, if any, to the selling shareholders, all of which will be paid by the selling shareholders. We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including certain liabilities under Securities Act of 1933, as amended.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon by Conyers Dill & Pearman, our Bermuda counsel.

                                     EXPERTS

         The financial statements as of June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999, incorporated by reference in this Prospectus have been audited by PricewaterhouseCoopers Inc, and have been so incorporated by reference herein in reliance upon such firm, its reports and upon the authority of such firm as an expert in accounting and auditing.



========================================================                         ===============================================
         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION IN
CONNECTION WITH THIS OFFERING OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS OR A SUPPLEMENT TO THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY LEISUREPLANET
HOLDINGS, LTD. OR ANY OTHER PERSON. NEITHER THIS
PROSPECTUS NOR ANY SUPPLEMENT TO THIS PROSPECTUS                                          LEISUREPLANET HOLDINGS, LTD.
CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF
AN OFFER TO BUY ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES
IN ANY JURISDICTIONS WHERE, OR TO ANY PERSON TO WHOM,
IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS OR A
SUPPLEMENT TO THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER OR THEREUNDER SHALL, UNDER ANY                                                3,166,547 Shares of Common Stock
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS OF LEISUREPLANET
HOLDINGS, LTD. SINCE THE DATE HEREOF OR THEREOF OR
THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      ----------


Table of Contents                                       Page
-----------------                                       ----

Where You Can Find More Information About Us  .............3
Incorporation of Certain Documents by Reference............3
Risk Factors...............................................4                                       ________ __, 2000
Use of Proceeds...........................................18
Dividend Policy...........................................18
Selling Shareholders......................................18
Description of Securities.................................20
Plan of Distribution......................................27
Legal Matters.............................................28
Experts...................................................28



========================================================                         ===============================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

           It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the registrant.

Registration fee - Securities and Exchange Commission........   $5,510.84
Legal fees and expenses......................................      10,000
Accounting fees and expenses.................................       5,000
Miscellaneous................................................      489.16
                                                               ----------
                  Total......................................  $21,000.00
                                                               ----------

Item 15.   Indemnification of Directors and Officers.

           Under Bermuda law and the registrant's Memorandum of Association and bye-laws, the directors, officers, liquidators and auditors of the registrant and their heirs, executors and administrators are indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity or for any loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that, they are not entitled to indemnification in respect of any willful negligence, willful default, fraud or dishonesty which may attach to them.


Item 16.   Exhibits and Financial Statement Schedules:

           (a)    EXHIBITS


Exhibit
-------
Number           Description
------           -----------
    3.1           Memorandum of Association of the Registrant(7)
    3.2           Bye-Laws of the Registrant(7)
    4.1           Form of Warrant Agreement(7)
    4.2           Form of Unit Purchase Option(7)
    4.3           Indenture dated April 25, 1997 between the Registrant and American Stock Transfer & Trust
                  Company(1)
    4.4           Form of Debenture(8)
    4.5           Form of Placement Warrant(8)
    4.6           Stock Option Agreement(8)
    4.7           Indenture dated October 29, 1997, between the Registrant and American Stock Transfer & Trust
                  Company(3)


Exhibit
-------
Number           Description
------           -----------

    4.8           Loan Note dated May 27, 1999 granted by LPI Limited in favor of Twin Media (Proprietary)
                  Limited(9)
    4.9           Purchase Agreement dated December 22, 1999 between Leisureplanet Holdings Ltd., UBS AG and UBS
                  Capital (Jersey) Ltd.(10)
    4.10          Warrant to Purchase Common Stock of Leisureplanet Holdings, Ltd. issued to InfoSpace.com,
                    Inc.(10)
    5.1           Opinion of Conyers Dill & Pearman(10)
   10.1          Form of Escrow Agreement regarding the Earnout Escrow Shares(7)
   10.2          Form of FSAH Escrow Agreement(7)
   10.3          Form of Employment Agreement of Clive Kabatznik(7)
   10.4          Form of FSAM Management Agreement(7)
   10.5          Form of Consulting Agreement with Michael Levy(7)
   10.6           1995 Stock Option Plan(7)
   10.7          Pieman's Pantry Acquisition Agreement(4)
   10.8          Form of Astoria Acquisition Agreement(5)
   10.9          Form of Gull Foods Acquisition Agreement(6)
   10.10         Form of Employment Agreement of Cornelius Roodt(2)
   10.11         Agreement dated February 12, 1999 between Twine Media (Proprietary) Limited, First South Africa
                  Corp., Ltd. and LPI Limited(9)
   10.12         Form of Employment Agreement of Pierre Kleinhans(9)
   23.1          Consent of PricewaterhouseCoopers Inc(10)
   23.2          Consent of Conyers Dill & Pearlman (included in Exhibit 5.1)
   24.1          Power of Attorney of certain officers and directors of the Company (included on signature page)


-----------

(1) Incorporated by reference is the Registrant's Current Report on Form 8-K, Exhibit 4.1 (filed on September 10, 1997).
(2) Incorporated by reference is the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (filed on September 29,
         1997).
(3) Incorporated by reference is the Registrant's Current Report on Form 8-K, Exhibit 4.1 (filed on October 31, 1997).

(4) Incorporated by reference is the Registrant's Current Report on Form 8-K, Exhibit 1 (filed on June 14, 1996) as amended on Form 8-K/A (filed on August 16, 1996) and as amended on Form 8-K/A (filed on January 22,
         1998).
(5) Incorporated by reference is the Registrant's Current Report on Form 8-K, Exhibit 1 (filed on November 7, 1996) as amended on Form 8-K/A (filed on March 14, 1997).
(6) Incorporated by reference is the Registrant's Current Report on Form 8-K, Exhibit 1 (filed on May 8, 1997) as amended on Form 8-K/A (filed on July 3, 1997).
(7) Incorporated by reference is the Registrant's Registration Statement on Form S-1 (No. 33-99180) (filed on November 9, 1995), as amended on Form S-1/A No. 1, Form S-1/A No. 2 and Form S-1/A No. 3 (filed on December 27, 1995, January 16, 1996 and January 24, 1996, respectively).
(8) Incorporated by reference is the Registrant's Registration Statement on Form S-1 (No. 333-33561) (filed on August 13, 1997), as amended on Form S-1/A No. 1, Form S-1/A No. 2 and For S-1/A No. 3 (filed on December 9, 1997, January 22, 1998 and February 11, 1998, respectively).
(9) Incorporated by reference is the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (filed on October 12,
         1999).

(10)     Filed herewith.

Item 17.   Undertakings.

           (a)    The undersigned registrant hereby undertakes;

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities of 1933;


                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent, post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                    (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment and of the securities being registered which remain unsold at the termination of the offering.

           (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claims for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such Indemnification by it is against public policy an expressed in the Act an will be governed by the final adjudication of such issue.

           (c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 25th day of January, 2000.

                                                   LEISUREPLANET HOLDINGS, LTD.


                                                   By: /s/ Clive Kabatznik
                                                      --------------------------
                                                      Clive Kabatznik, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clive Kabatznik with powers of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date indicated.


                  Signature                                          Title                             Date
                  ---------                                          -----                             ----



/s/ Michael Levy                                   Chairman of the Board                         January 25, 2000
-------------------------------------------
Michael Levy


/s/ Clive Kabatznik                                Vice Chairman of the Board, President,        January 25, 2000
-------------------------------------------        President, Chief Executive Officer,
Clive Kabatznik                                    Chief Financial Officer, Controller
                                                   and Director


/s/ Cornelius J. Roodt                             Director                                      January 25, 2000
-------------------------------------------
Cornelius J. Roodt


/s/ George R. Garrick                              Director                                      January 25, 2000
-------------------------------------------
George R. Garrick




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